Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 13, 2010

For Immediate Release	Contact:	John Kyees
Chief Investor Relations Officer
(215) 454-5500

Urban Outfitters Reports Q1 Earnings Surge 72%

PHILADELPHIA, PA May 13, 2010 (GLOBENEWSWIRE)—Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Leifsdottir, Terrain and Urban Outfitters brands today announced record first quarter earnings of $53 million or net income of $0.31 per diluted share for the three months ended April 30, 2010.

As stated in the Company’s previous sales release on May 6, 2010, total Company sales for the first quarter rose to $480 million, a 25% increase from the comparable quarter in the prior year. Comparable retail segment sales, which include our direct-to-consumer channel, rose 16% for the quarter while comparable store sales increased 11% for the quarter. Comparable retail segment sales at Anthropologie, Free People, Terrain and Urban Outfitters increased 22%, 25%, 22% and 9%, respectively for the quarter. Direct-to-consumer sales soared 42% and wholesale segment sales grew 4% for the quarter.

“We are delighted to begin the new fiscal year with a series of record-breaking results for the quarter,” said Glen T. Senk, Chief Executive Officer. “I believe our ability to deliver this performance within the greater context of our long term goals of investing in store productivity, ecommerce penetration, international expansion and new brands is all the more impressive,” finished Mr. Senk.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2010	2009
	(in thousands)
Urban Outfitters stores	$174,259	$152,832
Anthropologie stores	182,705	138,343
Free People stores	9,987	7,313
Terrain	1,590	1,303

Net store sales	368,541	299,791

Direct-to-consumer	86,267	60,810

Retail segment net sales	454,808	360,601

Wholesale segment Sales	25,153	24,195

Total net sales	$479,961	$384,796

For the three months ended April 30, 2010, gross profit margins improved by 459 basis points versus the comparable period last year. This increase is primarily due to improvements in initial merchandise margins, a lower rate of merchandise markdowns and leveraging of store occupancy expenses driven by positive comparable store sales during the current quarter.

As of April 30, 2010, inventories increased by $32.1 million, or 17% on a year-over-year basis. The increase is due to the addition of inventory to stock new retail stores. For the quarter ended April 30, 2010, total comparable retail segment inventories at cost, which include our Direct-to-consumer channel, increased by 3%.

During the first quarter, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 55 basis points versus the comparable period last year. This decrease was primarily due to leveraging of direct store fixed and controllable costs helped by the positive comparable store net sales during the quarter. The favorable leveraging of store related costs more than offset an increase in incentive-based compensation due to improved company performance.

Earnings per share increased by 72% to $0.31 per diluted share for the three months ended April 30, 2010. The Company’s annual effective tax rate was 35.9% versus 36.1% for the prior comparable period. The company expects further improvement in the annual effective tax rate for the remainder of the current fiscal year.

During the three months ended April 30, 2010, the Company opened a total of nine new stores including: two new Urban Outfitters stores, five new Anthropologie stores and two new Free People stores. As of February 1st, the Company converted one Free People store to a new Free People wholesale showroom. The Company expects to open approximately 45 new stores during the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 157 Urban Outfitters stores in the United States, Canada, and Europe, a catalog and two web sites; 142 Anthropologie stores in the United States, Canada and Europe, a catalog and two web sites; Free People wholesale, which sells to approximately 1,400 specialty store and select department stores; 35 Free People stores, a catalog and web site; Leifsdottir wholesale, which sells its product to approximately 65 specialty and select department stores; a Leifsdottir web site and one Terrain garden center and web site as of April 30, 2010.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2010	2009
Net sales	$479,961	$384,796
Cost of sales, including certain buying, distribution and occupancy costs	279,175	241,491

Gross profit	200,786	143,305
Selling, general and administrative expenses	118,575	97,185

Income from operations	82,211	46,120
Other income, net	423	2,091

Income before income taxes	82,634	48,211
Income tax expense	29,677	17,406

Net income	$52,957	$30,805

Net income per common share:
Basic	$0.31	$0.18

Diluted	$0.31	$0.18

Weighted average common shares outstanding:
Basic	168,852,072	167,455,872

Diluted	172,819,037	170,316,708

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	58.2	62.8

Gross profit	41.8	37.2
Selling, general and administrative expenses	24.7	25.2

Income from operations	17.1	12.0
Other income, net	0.1	0.5

Income before income taxes	17.2	12.5
Income tax expense	6.2	4.5

Net income	11.0%	8.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2010	January 31, 2010	April 30, 2009
Assets
Current assets:
Cash and cash equivalents	$259,348	$159,024	$224,732
Marketable securities	323,910	342,512	72,893
Accounts receivable, net of allowance for doubtful accounts of $1,220, $1,284 and $1,400, respectively	35,448	38,405	30,079
Inventories	221,984	186,130	189,881
Prepaid expenses, deferred taxes and other current assets	79,840	80,142	45,513

Total current assets	920,530	806,213	563,098
Property and equipment, net	548,575	539,961	520,945
Marketable securities	189,467	243,445	262,168
Deferred income taxes and other assets	49,606	46,474	44,850

Total Assets	$1,708,178	$1,636,093	$1,391,061

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$100,439	$78,041	$81,437
Accrued expenses, accrued compensation and other current liabilities	96,738	110,508	88,012

Total current liabilities	197,177	188,549	169,449
Deferred rent and other liabilities	150,855	150,769	132,819

Total Liabilities	348,032	339,318	302,268

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 169,376,345, 168,558,371 and 168,042,088 issued and outstanding, respectively	17	17	17
Additional paid-in capital	198,702	184,620	173,527
Retained earnings	1,174,189	1,121,232	932,144
Accumulated other comprehensive loss	(12,762)	(9,094)	(16,895)

Total Shareholders’ Equity	1,360,146	1,296,775	1,088,793

Total Liabilities and Shareholders’ Equity	$1,708,178	$1,636,093	$1,391,061